Exhibit 99.1

MAYOR’S JEWELERS, INC.
REPORTS FOURTH QUARTER AND ANNUAL RESULTS
Company Reports Comparable Store Sales Increase of 29% in the Fourth Fiscal Quarter
Bottom Line Results Improve 74% for Fiscal Year 2003

     SUNRISE, FL. June 8, 2004 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported results for the fourth fiscal quarter and the fiscal year ended March 27, 2004 (“Fiscal Year 2003”).

Net sales were $26.8 million for the thirteen weeks ended March 27, 2004, compared to $20.0 million for the twelve-week prior year fourth fiscal quarter ended March 29, 2003. Net sales for Fiscal Year 2003 were $125.5 million compared to $118.4 million in the fiscal year ended March 29, 2003 (“Fiscal Year 2002”), when the Company operated between 28 and 40 stores as compared to 28 stores in the current fiscal year. The reduction in the number of stores was the result of the execution of a restructuring plan during the last fiscal year that included closing under-performing stores outside the Company’s core markets of Florida and Georgia.

When comparing similar thirteen-week periods, comparable store sales increased 29% in the fourth fiscal quarter of Fiscal Year 2003 (sales for stores open in the same period in both the current and prior year) buoyed by particularly strong February sales which were 42% above last year. This increase was primarily attributed to brisk Valentine’s Day related sales. Comparable store sales for the fifty-two week period increased 16% in Fiscal Year 2003.

Gross profit was $11.4 million, or 42.5% of sales, for the thirteen-week period ended March 27, 2004, compared to $6.3 million, or 31.7% of sales, for the twelve-week period ended March 29, 2003. Gross profit increased 31.2% for Fiscal Year 2003 to $52.1 million, or 41.5% of sales, compared to $39.7 million, or 33.5% of sales, for Fiscal Year 2002.

The increases in net sales and gross profit in the fourth fiscal quarter of Fiscal Year 2003 was the result of an effective combination of merchandising and marketing initiatives as well as one more week of operations this year as compared to the prior year period. This extra week accounted for $1.2 million and $473,000 in net sales and gross profit, respectively. The gross margin (gross profit as a percentage of sales) increase in the fourth fiscal quarter was a result of Mayor’s ability to enhance its offering and sales of its exclusive higher margin products and the substantial reduction of promotional activity as compared to last year.

Despite the operations of fewer stores as compared to Fiscal 2002, sales for Fiscal 2003 increased over the prior fiscal year due to an effective mix of new product offerings and an improved inventory assortment in stores made possible by the improvement in the financial condition of the Company and due to enhanced marketing programs and customer events. The gross margin increase is primarily attributable to sales of higher margin products, including those exclusive to Mayor’s, and substantially reduced promotional activity. The increase also stemmed from the fact that Fiscal 2002 results were negatively impacted by the liquidation of inventory in connection with store closings. In addition, the Company believes the improvement in the U.S. economy increased consumer confidence and spending during the latter part of Fiscal 2003.

Earnings before interest expense and other financial costs (excluding write-offs of debt costs), interest income, taxes, depreciation and amortization (EBITDA) was approximately $644,000 in Fiscal 2003 versus a loss of ($18.0) million in Fiscal 2002, an improvement in EBITDA of $18.6 million or 104%. The increase was due primarily to the strong sales increase, the added contribution in gross profit as previously discussed and the reduction of selling, general and administrative costs and other charges offset by approximately $615,000 of income from the reversal of tax reserves in Fiscal Year 2002 with no comparable reversal in Fiscal Year 2003.

The following chart reconciles the Company’s net loss to EBITDA:

	(in thousands)
	Fiscal 2003	Fiscal 2002
Net loss	$(6,957)	$(26,898)
Interest expense and other financial costs, excluding write-offs of debt costs	4,427	4,702
Interest income	(184)	(2)
Depreciation and amortization	3,358	4,177

EBITDA	$644	$(18,021)

Net loss was ($2.8) million, or ($0.08) per share, for the fourth fiscal quarter of Fiscal Year 2003 and represented a 56% decrease in the net loss from the prior year fourth fiscal quarter of ($6.3) million, or ($0.34) per share. The net loss for Fiscal Year 2003 decreased 74% to ($7.0) million, or ($0.31) per share, compared to ($26.9) million, or ($1.42) per share, for Fiscal Year 2002. Net loss decreased in the fourth fiscal quarter of Fiscal Year 2003 due to the increase in gross profit contribution, as previously noted, offset by the increase in marketing and variable expenses due to the sales increase. Net loss decreased for Fiscal Year 2003, due to the increases in sales and gross profit and the significant decreases in operating and depreciation expenses, and interest and financial costs as compared to Fiscal Year 2002. This reduction in expenses resulted from a smaller scale of operations because of closed stores, management’s continuing ability to reduce controllable expenses, and the non-recurrence of certain unusual costs incurred in the prior year.

Commenting on the results, Thomas A. Andruskevich, Chairman, President and Chief Executive Officer, said, “We are very pleased that during the fourth fiscal quarter, Mayor’s continued to generate strong increases in comparable store sales and gross profit. More importantly, our new merchandising and marketing initiatives were able to capitalize on increased consumer spending this year. These results demonstrate that our branding and merchandising strategies continue to be extremely effective and are achieving excellent improvement in our results.”

Mr. Andruskevich continued, “The substantially improved operations of Mayor’s during the year just ended is ahead of the turnaround goals established when Henry Birks & Sons Inc. made its investment in the Company. The fact that we were EBITDA positive for the year is a significant milestone in the progress of improving Mayor’s financial position, becoming a profitable company and continuing to increase shareholder value.”

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. Mayor’s was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayor’s currently operates 28 stores; 23 in Florida, 5 in Georgia. Additional information can be found on Mayor’s web site, www.mayors.com.

This press release contains certain “forward-looking” statements concerning expectations for sales, margins, earnings (loss), profitability, effectiveness of our branding and merchandising strategies, increasing shareholder value, and other predictions of future events. Actual results might differ materially from those projected in the forward-looking statements as a result of risks and uncertainties. These risks and uncertainties include the Company’s ability to maintain its current relationship with its primary vendors, the possible fluctuation in the availability and prices of merchandise, the Company’s ability to maintain the effectiveness of its branding and merchandising strategies and other factors. More information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. Mayor’s undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Mayor’s Jewelers, Inc., Sunrise, Florida John Ball, 954/846-2853 Investor Relations e-mail: jball@mayors.com

##

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS — UNAUDITED
(Amounts shown in thousands except share and per share data)

	Thirteen	Twelve
	Weeks Ended	Weeks Ended
	March 27, 2004	March 29, 2003
Net sales	$26,830	$19,960
Cost of sales	15,424	13,628

Gross profit	11,406	6,332

Selling, general and administrative expenses	12,471	10,292
Other charges	—	1,427
Depreciation and amortization	833	438

	13,304	12,157

Operating loss	(1,898)	(5,825)
Interest and other income	80	1,054
Interest and other financial costs	(971)	(1,175)

Net loss before income taxes	(2,789)	(5,946)
Income tax benefit	—	(945)

Loss from continuing operations	(2,789)	(5,001)
Loss from discontinued operations	—	(1,311)

Net loss	(2,789)	(6,312)
Preferred stock cumulative dividend	(244)	(357)

Net loss attributable to common stockholders	$(3,033)	$(6,669)

Weighted average shares outstanding, basic and diluted	36,961,307	19,608,310

Loss per share, basic and diluted:
Continuing operations	$(0.08)	$(0.27)
Discontinued operations	—	(0.07)

	$(0.08)	$(0.34)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Amounts shown in thousands except share and per share data)

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ended
	March 27, 2004	March 29, 2003
Net sales	$125,487	$118,391
Cost of sales	73,427	78,740

Gross profit	52,060	39,651

Selling, general and administrative expenses	51,416	53,719
Other charges	—	2,887
Depreciation and amortization	3,358	4,177
Goodwill impairment writedown	—	(615)

	54,774	60,168

Operating loss	(2,714)	(20,517)
Interest and other income	184	1,433
Interest and other financial costs	(4,427)	(6,757)

Net loss before income taxes	(6,957)	(25,841)
Income tax benefit	—	(547)

Loss from continuing operations	(6,957)	(25,294)
Loss from discontinued operations	—	(1,604)

Net loss	(6,957)	(26,898)
Preferred stock cumulative dividend	(1,316)	(872)

Net loss attributable to common stockholders	$(8,273)	$(27,770)

Weighted average shares outstanding, basic and diluted	26,377,886	19,568,006

Loss per share, basic and diluted:
Continuing operations	$(0.31)	$(1.34)
Discontinued operations	—	(0.08)

	$(0.31)	$(1.42)

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts shown in thousands except share and per share data)

	March 27,	March 29,
	2004	2003
ASSETS

Current Assets:
Cash and cash equivalents	$1,233	$1,058
Accounts receivable (net of allowance for doubtful accounts of $999 and $1,263, respectively)	6,661	5,777
Inventories	80,825	76,753
Other current assets	1,194	2,987

Total current assets	89,913	86,575

Property, net	14,634	15,872
Other assets	668	736

Total non-current assets	15,302	16,608

Total assets	$105,215	$103,183

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$13,833	$13,798
Accrued expenses	9,457	7,434
Liabilities of discontinued operations	—	527
Credit facility	33,005	23,283

Total current liabilities	56,295	45,042

Term loan	12,668	12,668
Other long term liabilities	2,768	3,046

Total long term liabilities	15,436	15,714

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 and 0 shares authorized and issued, respectively; liquidation value of $15,050,000	—	—
Series A convertible preferred stock, $.001 par value, 0 and 15,050 shares authorized and issued, respectively; liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,945,261 and 29,592,264 shares issued, respectively	5	3
Additional paid-in capital	206,114	208,102
Accumulated deficit	(143,235)	(136,278)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	33,484	42,427

Total liabilities and stockholders’ equity	$105,215	$103,183

Certain reclassifications were made to the prior period’s condensed consolidated balance sheet.